EXHIBIT 99.1
Cleco Corporation 2030 Donahue Ferry Road PO Box 5000 Pineville, LA 71361-5000 Tel 318-484-7400 www.cleco.com

NEWS RELEASE
Investor Contact:	Media Contact:
Cleco Corporation	Cleco Corporation
Russell Davis	Susan Broussard
(318) 484-7501	(318) 484-7773
Russell.Davis@cleco.com

For Immediate Release

Cleco Power COO to leave company

PINEVILLE, La., April 27, 2010 – Cleco Corp. (NYSE:CNL) announced today Dilek Samil, president and chief operating officer of Cleco Power LLC, a subsidiary of Cleco Corp., is leaving the company effective May 23, 2010.

Samil joined Cleco in 2001 as chief financial officer and was promoted to president and COO of Cleco Power in 2005.  Under her leadership, Cleco Power completed the most ambitious construction project in its 75-year history.  In addition to the completion of the $1 billion Rodemacher Unit 3 power plant, Samil oversaw the company’s first full rate case in more than 20 years.

“Dilek has played an important role in shaping the future of Cleco Power, and we are grateful for her contribution,” said Michael Madison, president and CEO of Cleco Corp. “We wish her the best in her future endeavors.”

Keith Crump and Bill Fontenot, group vice presidents who report to Samil will report to Madison upon her departure.

Cleco Corp. is a regional energy company headquartered in Pineville, La. It operates a regulated electric utility company, Cleco Power LLC, that serves about 277,000 retail customers across Louisiana.  Cleco also operates a wholesale energy business, Cleco Midstream Resources LLC, which includes the pending sale of Acadia Power Station Unit 2.  This year marks the 75th anniversary of Cleco Power serving Louisiana customers.  For more information about Cleco, visit www.cleco.com.

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